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                                  NEWS RELEASE
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Release Date: Monday, November 2, 2009

Release Time: Immediate

Contact:      Eric E. Stickels, Executive Vice President & CFO

Phone:       (315) 366-3702

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Ryan named to Oneida Financial Corp. Board

      Oneida, NY, November 2, 2009 - Oneida Financial Corp. (NASDAQ: ONFC) ("Oneida"), the parent company of The Oneida Savings Bank is proud to announce the addition of Nancy N. Ryan to its Board of Directors, effective November 1, 2009. The Oneida Financial Corp. Board of Directors was increased to eleven (11) members with the addition of Ryan.

      Nancy N. Ryan is the co-owner of Nunn's Hospital Supplies, Inc. located in Rome, New York. Ryan is a graduate of Ladycliff College in Highland Falls, New York and attended SUNY Utica/Rome for post-graduate studies. Mrs. Ryan has been involved in the medical equipment industry for over 30 years and is an active member of the NYS Medical Equipment Providers Association. Her community volunteer activities include; Rome Memorial Hospital Foundation, Rome Community Foundation, Rome Chamber of Commerce and Rome Rescue Mission. In addition, Ryan is active in programs and organizations supporting parochial education in the City of Rome and other civic and philanthropic organizations serving Central New York. Nancy Ryan resides in Rome, New York with her family.

      Ryan will also serve on the board of Oneida Savings Bank as director and she has been appointed as a Trustee of Oneida Financial MHC, the mutual holding company of Oneida Financial Corp. The initial appointment to the board of directors of Oneida Financial Corp. will expire on the date of the Annual Meeting of Shareholders scheduled for May 4, 2010 at which time the new director will be presented for election.

      Oneida Financial Corp. reported total assets at September 30, 2009 of $574.1 million and shareholders' equity of $57.1 million. The Company's wholly owned subsidiaries include; The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank, State Bank of Chittenango, a state chartered limited-purpose commercial bank, Bailey, Haskell & LaLonde Agency, an insurance and financial services company, Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm and Workplace Health Solutions, Inc., a firm working with employers to mitigate and prevent workplace injuries. Oneida Savings Bank was established in 1866 and operates twelve full-service banking offices in Madison, Oneida and Onondaga counties.